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                                   EXHIBIT 5
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                                                                       Exhibit 5
                              TROUTMAN SANDERS LLP
                           600 Peachtree Street, N.E.
                         Suite 5200, NationsBank Plaza
                          Atlanta, Georgia 30308-2216
                                 (404) 885-3000



                                 March 21, 1996


Matria Healthcare, Inc.
1850 Parkway Place
12th Floor
Marietta, Georgia 30067

Gentlemen:

                 We have examined a copy of the registration statement on Form S-8 proposed to be filed by Matria Healthcare, Inc. (the "Company"), with the Securities and Exchange Commission (the "Commission"), relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the "Act"), of 2,860,895 shares (the "Shares") of the Company's Common Stock, par value $.01 per share, along with associated Common Stock purchase rights (the "Common Stock"), reserved for issuance upon exercise of options under the 1983 Healthdyne, Inc. Incentive Stock Option Plan, Healthdyne, Inc. 1991 Stock Option Plan, Healthdyne, Inc. 1993 Stock Option Plan, Healthdyne, Inc. 1985 Non-Qualified Stock Option Plan, Healthdyne, Inc. Non-Employee Director Stock Option Plan, Tokos Medical Corporation 1985 Stock Option Plan, and Tokos Medical Corporation 1995 Stock Option/Stock Issuance Plan (the "Plans"). The options were assumed in connection with the merger of Tokos Medical Corporation (Delaware), a Delaware corporation ("Tokos"), and Healthdyne, Inc., a Georgia corporation ("Healthdyne") with and into the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of October 2, 1995, as amended as of December 4, 1995 and January 31, 1996, by and among Tokos, Healthdyne and the Company. In rendering this opinion, we have reviewed such documents and made such investigations as we deemed appropriate.

                 We are of the opinion that, subject to compliance with the pertinent provisions of the Act and to compliance with such securities or "Blue Sky" laws of any jurisdiction as may be applicable, when certificates evidencing the Shares have been duly executed, countersigned, registered, issued and delivered in accordance with the terms of the Plans and the respective agreements thereunder, the Shares will be duly and validly issued and outstanding, fully paid and non-assessable shares of Common Stock of the Company.

                 We are members of the Bar of the State of Georgia. In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the laws of the State of Georgia, the General Corporation Law of the State of Delaware and the Federal law of the United States of America.

                 We hereby consent to the filing of this opinion or copies thereof as an exhibit to the registration statement referred to above.

                                                   Very truly yours,

                                                   /s/ Troutman Sanders LLP

                                                   TROUTMAN SANDERS LLP